Exhibit 99.1

AzurRx BioPharma To Present Interim Phase 2 Clinical Study Data for MS1819-SD, in combination with standard PERT for Cystic Fibrosis Patients with Severe Exocrine Pancreatic Insufficiency, at Biotech Showcase 2020 Conference (January 13) in San Francisco

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Initial data from the first five patients indicate positive trends for all primary and secondary safety and efficacy endpoints in AzurRx’s Phase 2 Clinical Study for MS1819-SD, in combination with standard PERT for Cystic Fibrosis patients with severe exocrine pancreatic insufficiency.

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New data underscore the potential of MS1819 to provide meaningful clinical benefits to patients suffering from severe exocrine pancreatic insufficiency (EPI) as an add-on therapy.

NEW YORK, January 9, 2020 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (AzurRx or the Company), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced it will present new data from five patients enrolled in its Phase 2 study for its lead development candidate MS1819-SD at the 2020 Biotech Showcase Conference being held at the Hilton San Francisco Union Square Hotel (Yosemite C - Ballroom Level) on Monday, January 13th at 3:00 p.m. Pacific Time.

The Phase 2 clinical trial is designed to investigate the safety, tolerability and efficacy of escalating doses of MS1819-SD, in conjunction with a stable dose of PERTs, in order to increase the coefficient of fat absorption (CFA) and relieve abdominal symptoms in Cystic Fibrosis (CF) patients suffering from severe exocrine pancreatic insufficiency (EPI).  Patients enrolled in the study continue to experience clinical symptoms of fat malabsorption, despite efforts to control their symptoms with commercially-available PERTs.

Data from the initial five patients showed positive trends regarding the primary efficacy endpoint of CFA improvement with no adverse events reported. Trends were also positive in the secondary endpoints of improvements in body weight and stool consistency and reductions in the number of bowel movements and the incidence of steatorrhea. Additionally, multiple patients reported experiencing less abdominal pain while being on the combination therapy.

Dr. James Pennington, Chief Medical Officer of AzurRx, will provide an overview of the new data and the Company’s clinical development programs during a live presentation scheduled for 3:00 p.m. at the Biotech Showcase Conference. After the presentation, Dr. Pennington and James Sapirstein, the Company’s Chief Executive Officer, will be available for one-on-one meetings with investors registered for the conference.

About the MS1819-SD Combination Therapy Study
The digestive standard of care for both CF and chronic pancreatitis (CP) patients with EPI are commercially-available PERTs. Ideally, a stable daily dose of PERT will enable CF patients to eat a normal to high-fat diet and minimize unpleasant gastrointestinal symptoms. In practice, however, a substantial number of CF patients do not achieve normal absorption of fat with PERTs(1,2).  Achieving an optimal nutritional status, including normal fat absorption levels, in CF patients is important for maintaining better pulmonary function, physical performance and prolonging survival. Furthermore, a decline of body mass index around the age of 18 years predicts a substantial drop in lung function(3,4).

The Phase 2 multi-center study is designed to investigate the safety, tolerability and efficacy of escalating doses of MS1819-SD, in conjunction with a stable dose of PERTs, in order to increase the patient’s CFA levels and relieve abdominal symptoms. A combination therapy of PERT and MS1819-SD has the potential to: (i) correct macronutrient and micronutrient maldigestion; (ii) eliminate abdominal symptoms attributable to maldigestion; and (iii) sustain optimal nutritional status on a normal diet in CF patients with severe EPI. Planned enrollment is expected to include approximately 24 CF patients with severe EPI, with study completion anticipated in 2020.

About MS1819-SD

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency:

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. This deficiency can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation, and more than 30,000 patients with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigations Reform Act of 1995. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the development and testing of our drug candidates, the regulatory approval process, our ability to secure additional financing, the protection of our patent and intellectual property, the success of strategic agreements and relationships, and the potential commercialization of any product we may successfully develop.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

For more information:

AzurRx BioPharma, Inc.
760 Parkside Avenue, Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
1 International Place, Suite 1480
Boston, MA 02110
Phone: 617-430-7578
www.lifesciadvisors.com
hans@lifesciadvisors.com

References

(1) Freedman, S.D., Am. J. Manag. Care, 2017; 23: S2220-S228
(2) Littlewood, J. et al, 2006, Pediatric Pulmonology, 2006, 41:35-49
(3) Engelen, M. et al, 2014, Curr. Opin. Clin. Nutr. Metab. Care; 17(6):515-520
(4) Vandenbranden, S.L. et al, 2012, Pediatric Pulmonology, 2012; 47(2): 135-143